EXHIBIT 3.1A

                            CERTIFICATE OF CORRECTION
                                       OF
                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION

                       (Pursuant to Section 103(f) of the
                General Corporation Law of the State of Delaware)

     HEARx LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify:

     That paragraph First of the Certificate of Amendment of Restated Certificate of Incorporation ("Certificate of Amendment"), filed with the Delaware Secretary of State on June 20, 1996, incorrectly purported to amend
Article 4 "in its entirety" when the intent of the corporation was to amend only the first two paragraphs of Article 4 of the Restated Certificate of Incorporation without affecting the remainder of Article 4 or any certificates of designations, preferences and rights filed pursuant thereto and pursuant to
Section 151 of the General Corporation Law. Thus, the second sentence of paragraph First of the Certificate of Amendment in its corrected form should read as follows:

     "The resolution setting forth the proposed amendment is as follows:

          RESOLVED: That the Board of Directors proposes and declares advisable that Article 4 of the Restated Certificate of Incorporation of the Corporation be amended as set forth below, and that such amendment be submitted to the stockholders at the Annual Meeting to be held on June 14, 1996:

          'The first two paragraphs of Article 4 are hereby amended to read as follows:

               "4. The total number of shares of stock which the Corporation shall have authority to issue is one hundred thirty-two million (132,000,000), consisting of two million (2,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share and one hundred thirty million (130,000,000) shares of Common Stock of the par value of Ten Cents ($.10) per share. Authority is hereby expressly vested in the Board of Directors to adopt from time to time resolutions providing for the issuance of the authorized shares of Preferred Stock, which resolutions shall provide for the division of shares into classes and series and the designations thereof and shall fix any or all voting powers, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including such provisions as may be desired for the redemption of such shares and/or the conversion of such shares into shares of any other class or series of stock. Such authority shall be deemed to include the power to specify the number of shares of any series and to increase or decrease the number of shares in a class or series previously determined by the Board of Directors or to change the designation of the shares of any class or series and to change the preferences and rights of the shares of Preferred Stock or any class or series thereof, providing that such increase, decrease or change shall not affect issued shares."'" IN WITNESS WHEREOF, HEARx LTD. has caused this Certificate of Correction to be executed by its duly authorized officer this 9th day of August, 1996.

                                        HEARx LTD.

                                        By /s/ Paul A. Brown
                                          --------------------------------------
                                          Name: Paul A. Brown, M.D.
                                          Title: Chairman and CEO